Exhibit 10.21

Execution Version

PROXY VOTING AGREEMENT

This PROXY VOTING AGREEMENT (this “Agreement”) is entered into as of November 10, 2021 by and among Brandon Moak (collectively with his Permitted Transferee (as defined in the Charter (as defined below) listed on the signature page attached hereto), the “Stockholder”), Alex Rodrigues (the “Proxyholder”) and, solely for purposes of Sections 1.4, 2.3, 2.7, 4.1 and 4.2 and Article V of this Agreement, Embark Trucks Inc., a Delaware corporation (the “Company”). The Permitted Transferees listed on the signature page attached hereto have also executed this Agreement and acknowledge and agree to the terms set forth herein.

IN CONSIDERATION OF $100.00 in cash from the Proxyholder to the Stockholder and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
VOTING

Section 1.1            Voting Arrangements. Stockholder hereby agrees that Proxyholder shall vote all shares of Class B Common Stock (as defined in the Charter) of the Company, which Stockholder now holds, directly or indirectly, or hereafter acquires or as to which Stockholder otherwise exercises voting or dispositive authority (together, all such shares referred to in this sentence, the “Shares”), in Proxyholder’s sole discretion, on all matters submitted to a vote of stockholders of the Company at an annual or special meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) other than with respect to the following matters (together, the “Excepted Matters”): (a) any amendment, restatement, alteration, repeal or waiver of any provision of the Company’s Second Amended and Restated Certificate of Incorporation, as such may be amended from time to time (the “Charter”) or the Bylaws of the Company, as such may be amended from time to time (the “Bylaws”), if such action would disproportionately and adversely impact Stockholder, as compared to other holders of the same class(es) of capital stock of the Company and (b) any other matter the outcome of the vote on which would disproportionately and adversely impact Stockholder, as compared to other holders of the same class(es) of capital stock of the Company. With respect to the Excepted Matters, Stockholder shall have the right to (x) instruct Proxyholder in writing as to the manner in which the Shares shall be voted or (y) vote the Shares in person or by action by written consent, as applicable, in which case Stockholder shall notify Proxyholder in writing that Stockholder intends to so vote. In addition, Proxyholder shall not have any right to waive notice by the Company to Stockholder. Such instruction or notice shall be provided to Proxyholder at least five (5) days prior to the date of any meeting of stockholders at which such matter is to be voted upon or as promptly as reasonably practicable upon Stockholder becoming aware that such matter is to be acted upon by written consent. In the event that Stockholder does not so instruct Proxyholder or notify Proxyholder of Stockholder’s intention to so vote or act by written consent, Proxyholder shall abstain from voting the Shares in respect of such Excepted Matters. Except as expressly set forth in this Agreement, Stockholder shall retain all rights as a stockholder of the Company under the General Corporation Law of the State of Delaware, including, without limitation, with respect to any appraisal rights (to the extent applicable and not otherwise waived or subsumed by a matter over which Proxyholder is otherwise entitled to exercise pursuant to this Agreement).

Section 1.2            Grant of Irrevocable Proxy. To secure the Stockholder’s obligations under this Agreement and to secure Proxyholder’s right to vote the Stockholder’s Shares in accordance with this Agreement, the Stockholder hereby appoints Proxyholder as its proxy, with full power of substitution and re-substitution, until the termination of this Agreement in accordance with Section 4.1 hereof, as the Stockholder’s true and lawful attorney-in-fact, for and in the Stockholder’s name, place and stead, solely to vote Stockholder’s Shares at any annual, special or other meeting of the stockholders of the Company called to vote, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent. Proxyholder shall, promptly upon any exercise of the proxy granted hereby, provide Stockholder with copies of all documents related to or executed in connection with such exercise by Proxyholder. The proxy and power granted by the Stockholder pursuant to this Section 1.2 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. The proxy and power will be irrevocable for the term hereof.

Section 1.3            Illustrative Examples. Except to the extent constituting an Excepted Matter, the matters on which Proxyholder shall be entitled to vote or act pursuant to Section 1.1 include, but are not limited to, the following, which are presented here solely by way of example:

(a)         Election, replacement or removal of members of the Board of Directors of the Company;

(b)         Amendments to the Charter or Bylaws;

(c)         Mergers involving the Company or any sale or other disposition of all or substantially all of the Company’s assets; provided, that any distribution to the Company stockholders of the proceeds of such sale or disposition are made in accordance with the Charter;

(d)         Acquisitions by the Company or its subsidiaries; and

(e)         Adoption by the Company of a rights plan or similar takeover defensive arrangements, or amendments thereof

Section 1.4            Reciprocal Voting Rights.

(a)               Notwithstanding anything in this Agreement to the contrary, to the extent that Stockholder holds a number of Shares representing a greater percentage of voting power in the Company than Proxyholder (including, for the purposes of this Section 1.4, any of Proxyholder’s Permitted Transferees) at any time while this Agreement is in effect, then, until such time that Stockholder no longer holds a number Shares representing a greater percentage of voting power in the Company than Proxyholder (such period, the “Reciprocal Voting Rights Period”), Proxyholder acknowledges and agrees that: (a) Proxyholder shall cease having any voting rights with respect to Stockholder’s Shares, including, without limitation, any proxy power pursuant to Section 1.2, (b) Stockholder shall have all the same voting rights and privileges with respect to Proxyholder’s Shares that Proxyholder holds in connection with Stockholder’s Shares pursuant to this Agreement (such rights of Stockholder, the “Reciprocal Voting Rights”) and (c) Proxyholder shall be deemed to have made any acknowledgement or agreement required to be made Stockholder pursuant to this Agreement, which shall be deemed made on the triggering of the Reciprocal Voting Rights. Furthermore, during any Reciprocal Voting Rights Period, this Agreement shall be interpreted in such a way to give effect to the Reciprocal Voting Rights, including, without limitation, that all references to “Stockholder” shall refer to Alex Rodrigues (and any Permitted Transferee of Alex Rodrigues) and all references to “Proxyholder” shall refer to Brandon Moak.

(b)               The Company may be notified (by delivery to the secretary of the Company) by either the Proxyholder or the Stockholder of Reciprocal Voting Rights becoming effective, provided that the notifying party deliver simultaneously to the non-notifying party the notice delivered to the Company in accordance with Section 5.3. The Company shall be entitled to rely upon such notice if the non-notifying party does not provide a written objection to both the Company and the notifying party within seven (7) days of receipt by the Company and non-notifying party stating that it does not believe the Reciprocal Voting Rights are then in effect. During such seven (7) day period, the Reciprocal Voting Rights shall not apply. If such an objection is provided, then the Reciprocal Voting Rights shall only be recognized by the Company upon (x) written notice executed by both the Stockholder and Proxyholder (or their estates or duly appointed representative in the event of such parties death) and delivered to the secretary of the Company or (y) a final judicial determination that such provision is then in effect. For the avoidance of doubt, the Company shall be entitled to rely on this Agreement as currently contemplated until such time as it is notified pursuant to this Section 1.4(b) that the Reciprocal Voting Rights are then in effect.

(c)               Upon the effectiveness of the Reciprocal Voting Rights, Proxyholder specifically acknowledges and agrees that the provisions of Section 1.2 shall apply to the Proxyholder at such time.

ARTICLE II
ADDITIONAL AGREEMENTS

Section 2.1            Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), in relation to its Shares, such additional shares shall automatically become subject to this Agreement.

Section 2.2            Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

Section 2.3            Securities Rules & Regulations. The Stockholder and Proxyholder agree and understand that the Stockholder and/or Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended, and/or any state and federal securities laws or regulations with respect to the Shares (collectively, the “Securities Laws”). The Stockholder and Proxyholder agree to use their respective commercially reasonable best efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, by way of example and without limiting the foregoing, Section 16 filings and the filing, updating and maintaining of Schedule 13G and/or Schedule 13D filings, in each case, under the Exchange Act. The Company acknowledges and agrees to (a) assist in making Section 16 filings for the Stockholder and the Proxyholder in the same manner as it provides for the Company’s other Section 16 filers and (b) reasonably provide any additional information requested by the Stockholder and the Proxyholder to otherwise comply with the Securities Laws.

Section 2.4            Proxyholder Liability. The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which the Proxyholder may do or refrain from doing in good faith, nor shall the Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning the Proxyholder’s acts pursuant to his rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of the Stockholders unless proved to the contrary by clear and convincing evidence.

Section 2.5            Consideration. In connection with this Agreement and as partial consideration for the obligations of Stockholder hereunder, Proxyholder shall pay (by check, cash or other valid consideration) to Stockholder the sum of $100.00.

Section 2.6            Not In Connection With Employment. Stockholder and the Proxyholder agree, acknowledge and reiterate that: (a) this Agreement is not being entered into as a condition of or in connection with Stockholder’s employment or consulting relationship with the Company; (b) this Agreement is being entered into at the request of the Proxyholder in his individual capacity as a stockholder of the Company, and is not being entered into at the request of the Company or the Company’s Chief Executive Officer or any member of its Board of Directors; and (c) Stockholder is entering into this Agreement with the express understanding that Stockholder is not being required to enter into this Agreement and that, if Stockholder had declined to enter into this Agreement, Stockholder would not suffer any negative employment or consulting relationship consequences.

Section 2.7            Legends. The Company shall cause each certificate or book entry representing the Shares held by the Stockholder and the Proxyholder, and their respective Permitted Transferees listed on the signature page attached hereto, or any permitted assignee of the Stockholder or Proxyholder to bear the following legend or notation:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND BETWEEN CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER HIS OR ITS ENTIRE INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

ARTICLE III
TRANSFER OF SHARES

Section 3.1            Transfer. “Transfer” shall have the meaning set forth in the Charter, but shall apply to all Shares and not only Class B Common Stock (as defined in the Charter).

Section 3.2            Transfer Requirements. In the event of any Transfer by the Stockholder, (a) the Stockholder shall inform the Company and the Proxyholder of such Transfer and (b) in the case of a Permitted Transfer (as defined in the Charter) of Class B Common Stock in accordance with the terms of the Charter, the transferee shall furnish the Proxyholder and the Company with a written agreement to be bound by the provisions of this Agreement. Such Permitted Transfer shall not be valid unless and until the Company and the Proxyholder receive such written agreement. In the event of any Transfer by the Stockholder, the Stockholder shall inform the Company and the Proxyholder of such Transfer no less than two (2) business days prior to such Transfer. In the case of a Permitted Transfer, the transferee shall be treated as a “Stockholder” for purposes of this Agreement. In no event shall a transferee be required to sign a joinder or other written agreement other than in connection with a Permitted Transfer. For avoidance of doubt, the Company shall not permit the transfer of any of the Shares to a Permitted Transferred on its books or issue new certificates representing any such Shares unless and until the transferee to whom such Shares are to be transferred shall have executed the written agreement referred to in this Article III.

Section 3.3            Transfer of Voting Rights. Stockholder shall not deposit (or permit the deposit of) any of its Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement.

ARTICLE IV
TERMINATION

Section 4.1            Termination.

(a)               This Agreement shall terminate in its entirety, and neither the Proxyholder nor the Stockholder shall have any further rights or obligations hereunder, upon the earliest to occur of (i) the consummation of a Change of Control Transaction (as defined in the Charter), (ii) the express written consent of the Proxyholder, (iii) the Sunset Date (as defined in the Charter) with regard to the Proxyholder (but excluding as a result of Proxyholder’s death or Disability (as defined below) or termination of Proxyholder’s employment with the Company for any reason, including as a result of death or Disability), (iv) the death or Disability of Proxyholder, (v) Proxyholder’s breach of this Agreement, including, without limitation, any attempt by Proxyholder to vote on an Excepted Matter, (vi) the date that is nine months following the last date on which the Proxyholder provided services to the Company (or any of its subsidiaries) following the termination of Proxyholder’s employment with the Company for any reason, other than as a result of Proxyholder’s death or Disability, and (vii) the date that is nine months following the last date on which Stockholder provided services to the Company (or any of its subsidiaries) following the termination of Stockholder’s employment by the Company without “cause” or the resignation by Stockholder for “good reason” (as such terms are defined in Stockholder’s employment agreement with the Company). For clarity, Article I shall continue to be applicable to any Shares that have been the subject of a Permitted Transfer until this Agreement terminates in accordance with this Section 4.1. For purposes of this Agreement, “Disability” shall mean the permanent and total disability of Proxyholder such that Proxyholder is unable to engage in any substantial gainful activity (including, without limitation, performing Proxyholder’s duties to the Company or obligations under this Agreement) by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than three (3) months as determined by a licensed medical practitioner; provided, however, that Proxyholder shall be deemed Disabled immediately upon Proxyholder been adjudicated by a court of competent jurisdiction to be incompetent to manage Proxyholder’s own affairs.

(b)               The Company may be notified (by delivery to the secretary of the Company) of the termination of this Agreement by either the Proxyholder or the Stockholder, provided that the notifying party deliver simultaneously to the non-notifying party the notice delivered to the Company in accordance with Section 5.3. The Company shall be entitled to rely upon such notice if the non-notifying party does not provide a written objection to both the Company and the notifying party within seven (7) days of receipt by the Company and non-notifying party stating that it does not believe this Agreement has been terminated. During such seven (7) day period, the Company shall not deem the Agreement to be terminated. If such an objection is provided, then the termination of this Agreement shall only be recognized by the Company upon (x) written notice executed by both the Stockholder and Proxyholder (or their estates or duly appointed representative in the event of such parties death) and delivered to the secretary of the Company or (y) a final judicial determination that such provision is then in effect. For the avoidance of doubt, the Company shall be entitled to rely on this Agreement as currently contemplated until such time as it is notified pursuant to this Section 4.1(b) that the Agreement has been terminated.

Section 4.2            Removal of Legend. Upon the earlier of (a) the termination of this Agreement in accordance with Section 4.1 and (b) a Transfer (other than a Permitted Transfer) or other sale or disposition of any of the Shares in accordance with this Agreement, the legend or notation set forth in Section 2.7 shall be removed and the Company shall or shall cause its transfer agent to issue a stock certificate (either in physical certificated form or by electronic delivery at the applicable balance account at the Depository Trust Company) free from the legend or notation required by Section 2.7, to the holder of the Shares subject to such legend (or notation), promptly, but in any event no later than three (3) business days following the delivery by such holder to the Company and its transfer agent of reasonable assurances and evidence that such Transfer or other sale or disposition of such Shares is in accordance with this Agreement. Upon the delivery of such reasonable assurances and evidence to the Company, the Company shall provide its transfer agent with such documentation as required by the transfer agent for it to effect the removal of such legend or notation and the issuance of such Shares. The Company agrees to cooperate with the parties hereto, and with its transfer agent, in order to facilitate the orderly and efficient removal of the legend or notation upon a Transfer of Shares in compliance with this Agreement.

Section 4.3           Termination upon Transfer of Shares Other than a Permitted Transfer.  This Agreement shall cease to apply to any Shares that are Transferred (other than a Permitted Transfer) by Stockholder.

ARTICLE V
MISCELLANEOUS

Section 5.1            No Ownership Interest. Except as provided for in this Agreement, nothing contained in this Agreement shall be deemed to vest in any party other than Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares held by Stockholder and all rights, ownership and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder.

Section 5.2            Expenses. Following the effectiveness of this Agreement, the Company shall be responsible for all costs, fees and other expenses in connection with the Stockholder’s and the Proxyholder’s Section 13 and Section 16 filings contemplated in Section 2.3, but the Proxyholder and the Stockholder shall otherwise bear their own expenses for any matters related to this Agreement; provided, however, that each of Stockholder’s and Proxyholder’s right to reimbursement from the Company for costs, fees and other expenses associated with their respective Section 13 filings shall not exceed $25,000 in any calendar year.

Section 5.3            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the addresses set forth on the signature page attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 5.3).

Section 5.4            Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Stockholder or Proxyholder or any of their respective subsidiaries or affiliates to take any action that would violate any applicable law.

Section 5.5            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 5.6            Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of (a) the Stockholder and (b) the Proxyholder. Any amendment or waiver so effected shall be binding upon all the parties hereto; provided, further, that any amendment to Sections 2.3, 2.7 and 4.2 and Article V shall require the consent of the Company.

Section 5.7            Entire Agreement. This Agreement, together with the other documents and instruments referred to herein or attached thereto, constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the voting of the Shares.

Section 5.8            Parties in Interest; Assignability. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable by any party hereto without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void ab initio.

Section 5.9            Governing Law; Jurisdiction; Venue. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws. In addition, each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (d) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Section 5.10        Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Proxy Voting Agreement to be duly executed as of the date first above written.

COMPANY*
EMBARK TRUCKS INC.

/s/Siddhartha Venkatesan
SIDDHARTHA VENKATESAN, CLO
*Solely for purposes of Sections 1.4, 2.3, 2.7, 4.1 and 4.2 and Article V.

PROXYHOLDER

/s/Alex Rodrigues
ALEX RODRIGUES

Address:	1029 Noe St
San Francisco, CA
94114

STOCKHOLDER

/s/Brandon Moak
BRANDON MOAK

Address:	1029 Noe St
San Francisco, CA
94114

PROXYHOLDER PERMITTED TRANSFEREE:
ALEX RODRIGUES LIVING TRUST

By:	/s/Alex Rodrigues
Name:	Alex Rodrigues
Title:	Trustee

STOCKHOLDER PERMITTED TRANSFEREE:
BRANDON MOAK LIVING TRUST

By:	/s/Brandon Moak
Name:	Brandon Moak
Title:	Trustee

Signature Page to Embark Trucks Inc. Proxy Voting Agreement